EXHIBIT 2.2.2

GENERAL RELEASE

This GENERAL RELEASE is being executed and delivered as of                     , 200    on behalf of [                    ] (the “Releasor”) in favor of, and for the benefit of: NASSDA CORPORATION, a Delaware corporation (the “Company”); SYNOPSYS, INC., a Delaware corporation (“Parent”); and the other Releasees (as defined in Section 2).  This General Release is effective immediately following the consummation of the Merger (as defined in Recital A).  Certain capitalized terms used but not otherwise defined in this General Release shall have the meanings assigned to them in the Merger Agreement (as defined in Recital A).

RECITALS

A.                                    The Company, Parent and a wholly-owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement of Merger dated as of November 30, 2004 (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).  As a result of the Merger, each share of the Company’s common stock held by the Releasor is being converted into the right to receive $7.00 in cash and the Company will become a wholly-owned subsidiary of Parent.  Contemporaneously with the execution and delivery of the Merger Agreement, Parent, the Releasor and certain other individuals entered into an Agreement to Settle Litigation (the “Settlement Agreement”).

B.                                    Parent has required, as a condition to consummating the transactions contemplated by the Merger Agreement, that the Releasor execute and deliver this General Release.  This General Release is being delivered pursuant to Section 1.2(a)(i) of the Settlement Agreement, contemporaneously with the consummation of the Merger.

AGREEMENT

In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Releasor), the Releasor hereby covenants and agrees as follows:

1.                                      Release.  Without limiting the effect of Section 1.4 of the Settlement Agreement, the Releasor, for himself and for each of the Affiliated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2); provided, however, that the Releasor shall not be deemed to have released his Preserved Rights (as defined in the next sentence).  “Preserved Rights” shall mean (a) any rights the Releasor may have under the Settlement Agreement, (b) any rights the Releasor may have under the Consulting Agreement entered into by the Releasor in favor of the Company and Parent, (c) any rights the Releasor may have under the Indemnification Agreement between the Company and the Releasor identified on Schedule 2.4 of the Settlement Agreement or any indemnification rights the Releasor may have against the Company under applicable law for his conduct as an employee of the Company prior to the Closing, and (d) any rights the Releasor may have under the Release of Claims entered into by Parent and the Company in favor of the Releasor; provided, however, that “Preserved Rights” shall not include any of the following (and the Releasor shall accordingly be deemed to have released and discharged all of the following): (i) any rights to indemnification, reimbursement or recovery with respect to any matter arising under or in connection with (A) the Settlement Agreement or any of the Related Documents, (B) any other document executed or delivered by the Releasor pursuant to the Settlement Agreement or any of the Related Documents, (C) any transaction or action effected pursuant to or contemplated by the Settlement Agreement or any of the Related Documents, (D) any claim or cause of action arising out of or relating to any inaccuracy in or a breach of any of the representations, warranties, covenants or obligations of the Releasor as set forth in the Settlement Agreement or any of the Related Documents or (E) the State Court Action or the Federal Court Actions; (ii) any rights the Releasor may have under any provision of such Indemnification Agreement relating to officer and director liability insurance; and (iii) any rights relating directly or indirectly to any claim that may be asserted against the Releasor by any other Specified Individual or by any Specified Associate of any Specified Individual.  In addition, in the event that the Releasor fails to execute and deliver to Parent at the Closing each of the documents to be executed by him pursuant to Sections 1.1(b), 1.2(a)(ii) and 1.2(a)(iii) of the Settlement Agreement, the Releasor’s “Preserved Rights” shall not include (and the Releasor shall accordingly be deemed to have released and discharged) any rights to indemnification, reimbursement or recovery the Releasor may otherwise have had under the Indemnification Agreement between the Company and the Releasor identified on Schedule 2.4 of the Settlement Agreement, or any indemnification rights the Releasor may otherwise have had against the Company under applicable law for his conduct as an employee of the Company, with respect to any event occurring or fact or circumstance existing during the period from the date of the Settlement Agreement through and including the Closing Date.

2.                                      Definitions.

(a)                                  The term “Affiliated Parties” shall mean:  (i) the Releasor’s predecessors, successors, executors, administrators, heirs and estate; (ii) the Releasor’s past, present and future assigns, agents and Representatives; (iii) each Entity that the Releasor has the power to bind (by the Releasor’s acts or signature) or over which the Releasor directly or indirectly exercises control (other than the Acquired Corporations); and (iv) each Entity of which the Releasor owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(b)                                  The term “Indemnitees” shall mean the Persons described in clauses “(i),” “(ii),” “(iii)” or “(iv)” of the definition of “Releasees” herein.

(c)                                  The term “Releasees” shall mean (i) Parent; (ii) Parent’s current and future affiliates (including the Company and the other Acquired Corporations); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” of this sentence; (iv) the respective successors and past, present and future assigns of the Persons identified or otherwise referred to in clauses “(i)” through “(iii)” of this sentence; and (v) each officer and director of the Company as of the Closing Date.

(d)                                  The term “Claims” shall mean all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including:  (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by the Releasor or any Affiliated Party in such Person’s capacity as a stockholder, director, officer or employee of any Acquired Corporation or in any other capacity; and (iii) any claim, right or cause of action based upon (A) the certificate of incorporation or bylaws of any Acquired Corporation, (B) any breach of any express, implied or oral Contract or (C) any violation of any Legal Requirement.

(e)                                  The term “Released Claims” shall mean each and every Claim that (i) the Releasor or any Affiliated Party may have had in the past, may now have or may have in the future against any of the Releasees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release.

(f)                                    The terms “Specified Associate” and “Specified Individual” shall have the meanings assigned to them in the Merger Agreement.

3.                                      Civil Code §1542.  The Releasor (a) represents, warrants and acknowledges that he has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights he may have thereunder.  Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The Releasor also hereby waives the benefits of, and any rights he may have under, any statute or common law principle of similar effect in any jurisdiction.

4.                                      Representations and Warranties.  The Releasor represents and warrants to the Company, Parent and the other Releasees as follows:

(a)                                  he has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

(b)                                  no other Person has any interest in any of the Released Claims;

(c)                                  none of the Affiliated Parties has, had or may have any Claim against any of the Releasees;

(d)                                  none of the Affiliated Parties will in the future have any Claim against any Releasee that arises directly or indirectly from, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release;

(e)                                  this General Release has been duly and validly executed and delivered by him;

(f)                                    this General Release is a valid and binding obligation of the Releasor and the Affiliated Parties, and is enforceable against them in accordance with its terms;

(g)                                 there is no claim or Legal Proceeding pending, and no Person has threatened to assert or commence any claim or Legal Proceeding, that challenges or would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by the Releasor under this General Release;

(h)                                 neither the execution and delivery of this General Release nor the performance of this General Release will directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a violation of, or give any Person the right to challenge this General Release or any of the actions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree applicable to the Releasor or any of the Affiliated Parties or by which any of them or any of their properties is or may be bound or affected or (ii) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which the Releasor or any of the Affiliated Parties is a party or by which any of them is bound; and

(i)                                    no Consent of any Person is required to be obtained by the Releasor or any of the Affiliated Parties in connection with the execution and delivery of this General Release or the performance hereof.

5.                                      Indemnification.  Without in any way limiting any of the rights or remedies otherwise available to the Indemnitees (under Section 6 of the Settlement Agreement or otherwise), the Releasor shall hold harmless and indemnify the Indemnitees from and against, and shall compensate and reimburse each Indemnitee for, any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense that is directly or indirectly suffered or incurred by any of the Indemnitees, or to which any of the Indemnitees otherwise may become subject (regardless of whether or not related to a third-party claim) at any time, and that arises directly or indirectly from, or as a direct or indirect result of, or is directly or indirectly connected with (a) any material inaccuracy in any representation or warranty contained in this General Release (provided that all materiality qualifications that are contained in such representations and warranties shall be disregarded), (b) any material failure on the part of the Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this General Release (provided that all materiality qualifications that are contained in such restriction, covenant, obligation or other provision shall be disregarded) or (c) the assertion or purported assertion of any of the Released Claims by the Releasor or any of the Affiliated Parties.

6.                                      Miscellaneous.

(a)                                  This General Release, the Settlement Agreement and the other agreements and instruments referred to in the Settlement Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto and thereto with respect to the subject matter hereof and thereof.

(b)                                  This General Release may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company (or any successor to the Company), Parent (or any successor to Parent) and the Releasor.

(c)                                  No failure on the part of the Company, Parent or any other Releasee to exercise any power, right, privilege or remedy under this General Release, and no delay on the part of the Company, Parent or any other Releasee in exercising any power, right, privilege or remedy under this General Release, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Releasee shall be deemed to have waived any claim of such Releasee arising out of this General Release, or any power, right, privilege or remedy of such Releasee under this General Release, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Releasee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)                                  Any term or provision of this General Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this General Release or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this General Release is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this General Release shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(e)                                  This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

(f)                                    Any legal action or other legal proceeding relating to this General Release or the enforcement of any provision of this General Release shall be brought or otherwise commenced by any Releasee in any state or federal court located in the County of Santa Clara, California.  The Releasor:

(i)                                    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such action or proceeding;

(ii)                                agrees that service of any process, summons, notice or document delivered by hand or by U.S. mail, by courier or express delivery service addressed to him at the address set forth on the signature page of this General Release shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding (it being understood that nothing in this Section 6(f)(ii) shall affect the right of any Releasee to serve process in any other manner permitted by law);

(iii)                            agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

(iv)                               agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that the Releasor is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this General Release or the subject matter of this General Release may not be enforced in or by such court.

(g)                                 The Releasor shall (at the Releasor’s sole expense) execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall (at the Releasor’s sole expense) take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.

(h)                                 If any legal proceeding relating to this General Release or the enforcement of any provision hereof is brought, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(i)                                    The bold-faced headings contained in this General Release are for convenience of reference only, shall not be deemed to be a part of this General Release and shall not be referred to in connection with the construction or interpretation of this General Release.

(j)                                    Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(k)                                Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.  Neither the drafting history nor the negotiating history of this General Release shall be used or referred to in connection with the construction or interpretation of this General Release.

(l)                                    As used in this General Release, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, the Releasor have caused this General Release to be executed as of the date first above written.

RELEASOR:

[Name]

[Address]

[Telephone]

[Facsimile]